Exhibit 99.1

GUESS?, INC. REPORTS SECOND QUARTER RESULTS

Q2 Fiscal 2016 EPS of $0.21, Compared to EPS of $0.26 in Q2 Fiscal 2015

Q2 Fiscal 2016 Revenues Decreased 10% to $546 Million; Decreased 1% in Constant Currency

Provides Q3 Fiscal 2016 EPS Guidance in the Range of $0.08 to $0.12

Updates Full Year EPS Guidance to a Range of $0.89 to $1.02

LOS ANGELES, August 26, 2015 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended August 1, 2015.

Second Quarter Fiscal 2016 Highlights

•	Americas Retail revenues decreased 5%; retail comp sales including e-commerce decreased 3% in U.S. dollars and was flat in constant currency

•	Europe revenues decreased 15% in U.S. dollars and increased 4% in constant currency

•	Asia revenues decreased 12% in U.S. dollars and 6% in constant currency

•	Americas Wholesale revenues decreased 15% in U.S. dollars and 9% in constant currency

•	Operating earnings decreased 12%

•	Earnings per share decreased 19%, including the negative impact of currency of 38%

Second Quarter Fiscal 2016 Results

For the second quarter of fiscal 2016, the Company recorded net earnings of $18.3 million, a 16.7% decrease compared to $22.0 million for the second quarter of fiscal 2015. Diluted earnings per share decreased 19.2% to $0.21, compared to $0.26 for the prior-year quarter. The negative impact of currency on earnings per share in the second quarter of fiscal 2016 was approximately 10 cents.

Paul Marciano, Chairman of the Board and Chief Creative Officer, commented, “I am pleased to report that second quarter results were better than our expectations. In our Americas Retail business, comp sales ended flat for the quarter in constant currency, mainly driven by continued improvement in the performance of the womens’ category. Our e-commerce business continued to experience solid top-line growth of 20%. So far in the third quarter, comp sales in the Americas are roughly flat in constant currency. But I am even more pleased by the hiring of Victor Herrero as our new Chief Executive Officer. Victor brings with him amazing experience and a deep understanding of retail. I am confident that he has all the required qualities to help write the next chapter for Guess.”

Victor Herrero, Chief Executive Officer, stated, “I am very honored to be part of the Guess family and am convinced that the Guess brand has tremendous opportunities. Already I have identified five initiatives that I’m sure will create economic value. In the first phase, we will focus on elevating the quality of our sales organization by leveraging our field and store structure. We will also unlock the potential of the Guess Brand in Asia by working to build a major business in this region. Finally we will create a culture of purpose and accountability throughout the entire company by implementing a central organizational structure focused on sales and profitability. In the second phase, we will revitalize our wholesale business and improve our overall cost structure. My goal is to drive long-term value for our shareholders and I am confident that these initiatives are the right steps towards achieving that goal.”

Total net revenue for the second quarter of fiscal 2016 decreased 10.2% to $546.3 million, from $608.6 million in the prior-year quarter. In constant currency, total net revenue decreased 0.6%. Refer to the accompanying tables for a summary of the impact of foreign currency exchange rate fluctuations on the Company’s net revenue. Beginning this quarter, the Company has changed the names of its “North American Retail” and “North American Wholesale” segments to “Americas Retail” and “Americas Wholesale” to better reflect that these segments are inclusive of its operations in North America as well as Central and South America. There have been no changes to the underlying reporting in either segment.

•
The Company’s retail stores and e-commerce sites in the Americas generated revenue of $232.5 million in the second quarter of fiscal 2016, a 4.7% decrease from $244.0 million in the same period a year ago. Comparable store sales including the results of our e-commerce sites in the U.S. and Canada for the second quarter of fiscal 2016 decreased 2.8% in U.S. dollars and was relatively flat in constant currency compared to the same period a year ago.

•
Net revenue from the Company’s Europe segment decreased 15.3% to $199.4 million in the second quarter of fiscal 2016, from $235.3 million in the prior-year period. In constant currency, net revenue increased 3.7%.

•
Net revenue from the Company’s Asia segment decreased 11.7% to $56.7 million in the second quarter of fiscal 2016, from $64.3 million in the prior-year period. In constant currency, net revenue decreased 6.0%.

•
Net revenue from the Company’s Americas Wholesale segment decreased 15.4% to $32.4 million in the second quarter of fiscal 2016, from $38.3 million in the prior-year period. In constant currency, net revenue decreased 9.0%.

•	Licensing segment net revenue decreased 5.5% to $25.3 million in the second quarter of fiscal 2016, from $26.8 million in the prior-year period.

Operating earnings for the second quarter of fiscal 2016 decreased 12.2% to $26.2 million (including a $4.4 million unfavorable currency translation impact), from $29.9 million in the prior-year period. Operating margin in the second quarter was down 10 basis points at 4.8%, compared to 4.9% in the prior-year quarter. Operating margin was negatively impacted by currency exchange rate fluctuations and charges related to legal matters. These decreases were mostly offset by overall product margin improvements relating to higher initial mark-ups in Europe and Americas Retail and less markdowns in Americas Retail.

•
Operating margin for the Company’s Americas Retail segment increased 420 basis points to 2.3% in the second quarter of fiscal 2016, compared to negative 1.9% in the prior-year period. The increase in operating margin was driven by higher gross margins due primarily to less markdowns and higher initial mark-ups, partially offset by the unfavorable impact from currency exchange rate fluctuations on product costs, and a lower SG&A rate driven by lower store impairment charges.

•
Operating margin for the Company’s Europe segment decreased 130 basis points to 9.1% in the second quarter of fiscal 2016, compared to 10.4% in the prior-year period. The decrease in operating margin was driven primarily by lower gross margins due to the unfavorable impact from currency exchange rate fluctuations on product costs, partially offset by higher initial mark-ups.

•
Operating margin for the Company’s Asia segment decreased 190 basis points to 1.6% in the second quarter of fiscal 2016, compared to 3.5% in the prior-year period. The decrease in operating margin was driven by lower gross margins in South Korea and a higher SG&A rate due primarily to overall deleveraging.

•
Operating margin for the Company’s Americas Wholesale segment increased 160 basis points to 15.1% in the second quarter of fiscal 2016, compared to 13.5% in the prior-year period. The increase in operating margin was due to higher product margins, partially offset by an overall deleveraging of SG&A expenses.

•	Operating margin for the Company’s Licensing segment decreased 450 basis points to 88.5% in the second quarter of fiscal 2016, compared to 93.0% in the prior-year period.

Other net income, which primarily includes net unrealized and realized mark-to-market gains on foreign currency contracts, was $3.7 million for the second quarter of fiscal 2016, compared to $4.8 million in the prior-year quarter.

The Company’s effective tax rate increased to 37.2% for the second quarter of fiscal 2016, compared to 34.8% in the prior-year quarter.

Six-Month Period Results

Net earnings for the six months ended August 1, 2015 were $21.6 million, an increase of 9.0% compared to $19.9 million for the six months ended August 2, 2014. Diluted earnings per share increased 8.7% to $0.25, compared to $0.23 for the prior-year period. The negative impact of currency on earnings per share for the six months ended August 1, 2015 was approximately 11 cents.

Total net revenue for the first six months of fiscal 2016 decreased 9.4% to $1.03 billion, from $1.13 billion in the prior-year period. In constant currency, total net revenue decreased 0.3%. Refer to the accompanying tables for a summary of the impact of foreign currency exchange rate fluctuations on the Company’s net revenue.

•
The Company’s retail stores and e-commerce sites in the Americas generated revenue of $446.7 million in the first six months of fiscal 2016, a 5.4% decrease from $472.3 million in the same period a year ago. Comparable store sales including the results of our e-commerce sites in the U.S. and Canada for the six months ended August 1, 2015 decreased 4.3% in U.S. dollars and 1.8% in constant currency compared to the same period a year ago.

•
Net revenue from the Company’s Europe segment decreased 14.6% to $336.8 million in the first six months of fiscal 2016, from $394.4 million in the prior-year period. In constant currency, net revenue increased 5.3%.

•
Net revenue from the Company’s Asia segment decreased 10.1% to $120.8 million in the first six months of fiscal 2016, from $134.4 million in the prior-year period. In constant currency, net revenue decreased 6.0%.

•
Net revenue from the Company’s Americas Wholesale segment decreased 10.2% to $69.6 million in the first six months of fiscal 2016, from $77.6 million in the prior-year period. In constant currency, net revenue decreased 3.8%.

•	Licensing segment net revenue decreased 2.3% to $51.2 million in the first six months of fiscal 2016, from $52.4 million in the prior-year period.

Operating earnings for the first six months of fiscal 2016 increased 9.6% to $30.6 million (including a $3.2 million unfavorable currency translation impact), from $27.9 million in the prior-year period. Operating margin in the first six months of fiscal 2016 increased 50 basis points to 3.0%, compared to 2.5% in the prior-year period. The increase in operating margin was driven by overall product margin improvements relating to higher initial mark-ups in Europe and Americas Retail and less markdowns in Americas Retail. These increases were partially offset by the unfavorable impact from currency exchange rate fluctuations, the negative impact on the Company’s fixed cost structure from negative same store sales in Americas Retail and charges related to legal matters.

•
Operating margin for the Company’s Americas Retail segment increased 240 basis points to negative 0.4% in the first six months of fiscal 2016, compared to negative 2.8% in the prior-year period. The increase in operating margin was driven primarily by higher gross margins due primarily to less markdowns and higher initial mark-ups, partially offset by the negative impact on the fixed cost structure resulting from negative comparable store sales and the unfavorable impact from currency exchange rate fluctuations on product costs.

•
Operating margin for the Company’s Europe segment decreased 20 basis points to 4.3% in the first six months of fiscal 2016, compared to 4.5% in the prior-year period. The decrease in operating margin was driven by lower gross margins due to the unfavorable impact from currency exchange rate fluctuations on product costs, partially offset by higher initial mark-ups.

•
Operating margin for the Company’s Asia segment increased 40 basis points to 4.6% in the first six months of fiscal 2016, compared to 4.2% in the prior-year period. The increase in operating margin was driven by a lower SG&A rate due primarily to an overall leveraging of expenses as we phase out of our G by GUESS concept in South Korea, partially offset by lower gross margins in South Korea.

•	Operating margin for the Company’s Americas Wholesale segment was flat at 16.7% in the first six months of fiscal 2016 compared to the prior-year period.

•	Operating margin for the Company’s Licensing segment decreased 210 basis points to 88.8% in the first six months of fiscal 2016, compared to 90.9% in the prior-year period.

Other net income, which primarily includes net unrealized and realized mark-to-market gains on foreign currency contracts and net unrealized and realized gains on non-operating assets, was $6.3 million for the first six months of fiscal 2016, compared to $3.6 million in the prior-year period.

The Company’s effective tax rate increased to 38.0% for the first six months of fiscal 2016, compared to 35.1% in the prior-year period.

Outlook

The following guidance assumes that foreign currency exchange rates remain at prevailing rates:

The Company’s expectations for the third quarter of fiscal 2016 ending October 31, 2015, are as follows:

•
Consolidated net revenues are expected to decline between 4.5% and 3.0% in constant currency. Currency headwinds are expected to negatively impact consolidated revenue growth by approximately 8.0%, for a net decline between 12.5% and 11.0%.

•	Operating margin is expected to be between 2.0% and 3.0% and includes 150 basis points of currency headwind.

•	Diluted earnings per share are expected to be in the range of $0.08 to $0.12. The estimated impact on earnings per share of the currency headwinds is approximately $0.12.

The Company updated its outlook for the fiscal year ending January 30, 2016, which is now as follows:

•
Consolidated net revenues are expected to decline between 1.5% and 0.5% in constant currency. Currency headwinds are expected to negatively impact consolidated revenue growth by approximately 7.5%, for a net decline between 9.0% and 8.0%.

•	Operating margin is expected to be between 5.0% and 6.0% and includes 130 basis points of currency headwind.

•	Diluted earnings per share are expected to be in the range of $0.89 to $1.02. The estimated impact on earnings per share of the currency headwinds is approximately $0.40.

On a segment basis, the Company expects the following ranges for percentage changes for comparable store sales (“comps”) and net revenue in constant currency and U.S. dollars compared to the same prior-year period:

Outlook by Segment[1]

	Third Quarter of Fiscal 2016		Fiscal Year 2016

	Constant Currency[2]	U.S. Dollars	Constant Currency[2]	U.S. Dollars

Americas Retail[3]:
Comps	flat to up LSD	down LSD	flat to up LSD	down LSD
Net Revenue	down LSD to up LSD	down LSD	down LSD to flat	down LSD

Europe:
Comps	up MSD	__	up LSD	__
Net Revenue	down MSD	down low-twenties	up LSD	down low-teens

Asia:
Net Revenue	down MSD to LSD	down low-teens to LDD	down HSD	down low-teens

Americas Wholesale[3]:
Net Revenue	down HSD	down high-teens	down MSD	down low-teens

Licensing:
Net Revenue	__	down MSD	__	down LSD

Notes
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.
3
Beginning this quarter, the Company has changed the names of its “North American Retail” and “North American Wholesale” segments to “Americas Retail” and “Americas Wholesale” to better reflect that these segments are inclusive of its operations in North America as well as Central and South America. There have been no changes to the underlying reporting in either segment.

Dividends

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on September 25, 2015 to shareholders of record at the close of business on September 9, 2015.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as constant currency financial information and free cash flow measures. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable store sales and earnings (loss) from operations on a constant currency basis, operating or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings per share guidance for the third quarter and full year of fiscal 2016, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:30 pm (ET) on August 26, 2015 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of August 1, 2015, the Company directly operated 815 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 808 additional retail stores outside of the United States and Canada. As of August 1, 2015, the Company and its licensees and distributors operated in more than 90 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects and strategic initiatives (including those identified by the Company’s new Chief Executive Officer, Victor Herrero), as well as guidance for the third quarter and full year of fiscal 2016, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and respond to consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully implement our growth strategies and other strategic initiatives; our ability to successfully implement plans for cost savings; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings; accounting adjustments identified from subsequent events arising after issuance of this release; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in Eastern Europe, Southern Europe and Asia (particularly China and Korea). In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	August 1, 2015		August 2, 2014		August 1, 2015		August 2, 2014
	$	%	$	%	$	%	$	%

Product sales	$520,937	95.4%	$581,779	95.6%	$973,896	95.0%	$1,078,707	95.4%
Net royalties	25,327	4.6%	26,792	4.4%	51,192	5.0%	52,405	4.6%
Net revenue	546,264	100.0%	608,571	100.0%	1,025,088	100.0%	1,131,112	100.0%

Cost of product sales	348,147	63.7%	391,794	64.4%	661,486	64.5%	738,104	65.3%

Gross profit	198,117	36.3%	216,777	35.6%	363,602	35.5%	393,008	34.7%

Selling, general and administrative expenses	171,916	31.5%	186,919	30.7%	333,048	32.5%	365,127	32.2%

Earnings from operations	26,201	4.8%	29,858	4.9%	30,554	3.0%	27,881	2.5%

Other income (expense):
Interest expense	(729)	(0.1%)	(772)	(0.1%)	(1,164)	(0.1%)	(1,297)	(0.1%)
Interest income	239	0.1%	320	0.1%	511	0.0%	725	0.1%
Other, net	3,708	0.6%	4,766	0.7%	6,334	0.6%	3,647	0.2%

Earnings before income tax expense	29,419	5.4%	34,172	5.6%	36,235	3.5%	30,956	2.7%

Income tax expense	10,940	2.0%	11,900	1.9%	13,769	1.3%	10,871	0.9%

Net earnings	18,479	3.4%	22,272	3.7%	22,466	2.2%	20,085	1.8%

Net earnings attributable to noncontrolling interests	190	0.1%	318	0.1%	836	0.1%	232	0.0%

Net earnings attributable to Guess?, Inc.	$18,289	3.3%	$21,954	3.6%	$21,630	2.1%	$19,853	1.8%

Net earnings per common share attributable to common stockholders:

Basic	$0.21		$0.26		$0.25		$0.23
Diluted	$0.21		$0.26		$0.25		$0.23

Weighted average common shares outstanding attributable to common stockholders:

Basic	85,004		84,573		84,985		84,536
Diluted	85,290		84,799		85,132		84,765

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	August 1,	August 2,	%	August 1,	August 2,	%
	2015	2014	change	2015	2014	change

Net revenue:
Americas Retail[1]	$232,456	$244,000	(5%)	$446,705	$472,344	(5%)
Europe	199,375	235,260	(15%)	336,772	394,418	(15%)
Asia	56,745	64,267	(12%)	120,780	134,385	(10%)
Americas Wholesale[1]	32,361	38,252	(15%)	69,639	77,560	(10%)
Licensing	25,327	26,792	(5%)	51,192	52,405	(2%)
	$546,264	$608,571	(10%)	$1,025,088	$1,131,112	(9%)

Earnings (loss) from operations:
Americas Retail[1]	$5,244	$(4,662)	212%	$(1,965)	$(13,061)	85%
Europe	18,186	24,513	(26%)	14,518	17,881	(19%)
Asia	887	2,264	(61%)	5,500	5,617	(2%)
Americas Wholesale[1]	4,872	5,167	(6%)	11,619	12,920	(10%)
Licensing	22,415	24,909	(10%)	45,440	47,630	(5%)
Corporate Overhead	(25,403)	(22,333)	14%	(44,558)	(43,106)	3%
	$26,201	$29,858	(12%)	$30,554	$27,881	10%

Operating margins:
Americas Retail[1]	2.3%	(1.9%)		(0.4%)	(2.8%)
Europe	9.1%	10.4%		4.3%	4.5%
Asia	1.6%	3.5%		4.6%	4.2%
Americas Wholesale[1]	15.1%	13.5%		16.7%	16.7%
Licensing	88.5%	93.0%		88.8%	90.9%
Total Company	4.8%	4.9%		3.0%	2.5%

Notes
1
Beginning this quarter, the Company has changed the names of its “North American Retail” and “North American Wholesale” segments to “Americas Retail” and “Americas Wholesale” to better reflect that these segments are inclusive of its operations in North America as well as Central and South America. There have been no changes to the underlying reporting in either segment.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	August 1, 2015			August 2, 2014	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail[1]	$232,456	$7,808	$240,264	$244,000	(5%)	(2%)
Europe	199,375	44,643	244,018	235,260	(15%)	4%
Asia	56,745	3,677	60,422	64,267	(12%)	(6%)
Americas Wholesale[1]	32,361	2,439	34,800	38,252	(15%)	(9%)
Licensing	25,327	—	25,327	26,792	(5%)	(5%)
	$546,264	$58,567	$604,831	$608,571	(10%)	(1%)

	Six Months Ended
	August 1, 2015			August 2, 2014	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail[1]	$446,705	$13,169	$459,874	$472,344	(5%)	(3%)
Europe	336,772	78,392	415,164	394,418	(15%)	5%
Asia	120,780	5,562	126,342	134,385	(10%)	(6%)
Americas Wholesale[1]	69,639	5,012	74,651	77,560	(10%)	(4%)
Licensing	51,192	—	51,192	52,405	(2%)	(2%)
	$1,025,088	$102,135	$1,127,223	$1,131,112	(9%)	(0%)

Notes
1
Beginning this quarter, the Company has changed the names of its “North American Retail” and “North American Wholesale” segments to “Americas Retail” and “Americas Wholesale” to better reflect that these segments are inclusive of its operations in North America as well as Central and South America. There have been no changes to the underlying reporting in either segment.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	August 1,	January 31,	August 2,
	2015	2015	2014

ASSETS

Cash and cash equivalents	$470,946	$483,483	$461,519

Short-term investments	—	—	5,019

Receivables, net	198,735	216,205	233,906

Inventories	335,460	319,078	392,387

Other current assets	85,013	92,593	109,475

Property and equipment, net	241,579	259,524	309,155

Other assets	231,879	230,522	228,958

Total Assets	$1,563,612	$1,601,405	$1,740,419

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$4,840	$1,548	$1,997

Other current liabilities	314,376	300,418	358,169

Long-term debt and capital lease obligations	2,057	6,165	6,735

Other long-term liabilities	178,541	199,391	204,739

Redeemable and nonredeemable noncontrolling interests	17,345	20,027	21,289

Guess?, Inc. stockholders’ equity	1,046,453	1,073,856	1,147,490

Total Liabilities and Stockholders’ Equity	$1,563,612	$1,601,405	$1,740,419

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	August 1,	August 2,
	2015	2014

Net cash provided by operating activities	$56,736	$30,363

Net cash used in investing activities	(17,227)	(32,550)

Net cash used in financing activities	(44,443)	(40,622)

Effect of exchange rates on cash and cash equivalents	(7,603)	1,383

Net change in cash and cash equivalents	(12,537)	(41,426)

Cash and cash equivalents at the beginning of the year	483,483	502,945

Cash and cash equivalents at the end of the period	$470,946	$461,519

Supplemental information:

Depreciation and amortization	$36,443	$42,654

Rent	$129,611	$142,996

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	August 1,	August 2,
	2015	2014

Net cash provided by operating activities	$56,736	$30,363

Less: Purchases of property and equipment	(24,963)	(32,316)

Free cash flow	$31,773	$(1,953)

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of August 1, 2015		As of August 2, 2014
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States and Canada	456	456	488	488

	Europe and the Middle East	594	266	615	264

	Asia	478	50	495	46

	Central and South America	95	43	87	39

		1,623	815	1,685	837

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Six Months Ended
	August 1,	August 2,
	2015	2014

Number of stores at the beginning of the year	481	494

Store openings	4	5

Store closures	(29)	(11)

Number of stores at the end of the period	456	488

Total store square footage at the end of the period	2,194,000	2,316,000

Guess?, Inc. and Subsidiaries
Americas Retail Net Revenue
(dollars in thousands)

	Three Months Ended			Six Months Ended
	August 1,	August 2,	%	August 1,	August 2,	%
	2015	2014	change	2015	2014	change
Net revenue:

Retail stores	$214,224	$228,825	(6.4%)	$410,261	$441,172	(7.0%)

E-commerce sites	18,232	15,175	20.1%	36,444	31,172	16.9%

Total	$232,456	$244,000	(4.7%)	$446,705	$472,344	(5.4%)

Guess?, Inc. and Subsidiaries
Retail Store Change in Comparable Store Sales
U.S. and Canada

	Three Months Ended		Six Months Ended
	August 1, 2015		August 1, 2015
	U.S. Dollars	Constant Currency	U.S. Dollars	Constant Currency

Excluding e-commerce sales	(4.6%)	(1.7%)	(6.2%)	(3.7%)

Impact of e-commerce sales	1.8%	1.9%	1.9%	1.9%

Including e-commerce sales	(2.8%)	0.2%	(4.3%)	(1.8%)